Exhibit 4.17

EXECUTION COPY

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made this 16th day of January, 2006, by and between Dr. Augustine Y. Cheung, a Maryland resident (the “BUYER”), Celsion Corporation, a Delaware corporation (hereinafter, the “SELLER”) and Celsion (Canada) Limited, an Ontario, Canada Corporation (“CANADA”).

EXPLANATORY STATEMENT

WHEREAS, SELLER is the owner of 100 shares of the capital stock (the “Shares”) of CANADA, representing all of the outstanding capital stock of CANADA; and

WHEREAS, the BUYER desires to buy, and the SELLER desires to sell, the Shares on the terms and conditions hereinafter set forth;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth hereinbelow:

“Affiliates” or “Affiliate” shall mean any person or entity directly or indirectly controlling, controlled by or under common control with, the person or entity specified. For purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of another person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Assets” has the meaning set forth in Section l.7(a)(v).

“Balance Sheet Date” means January 16, 2006.

“BUYER” has the meaning set forth in the first paragraph of this Agreement.

“BUYER’s Closing Documents” has the meaning set forth in Section 1.7(b).

“CANADA’’ has the meaning set forth in the first paragraph of this Agreement.

“CANADA Asset Transfer Documents” has the meaning set forth in Section l .7(a)(iv).

“CANADA Charter Documents” has the meaning set forth in Section 2.1.

“Change of Control” means:

(i) An acquisition (other than directly from CANADA) of any shares of the Common Stock of CANADA (“Common Shares”) or other voting securities of CANADA by any “Person” (for purposes of this definition only, as the term “person” is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of either (i) the then outstanding Common Shares or (ii) the combined voting power of CANADA’ s then outstanding voting securities entitled to vote for the election of directors, trustees or their equivalent (the “Voting Securities”); or

(ii) The individuals who, immediately prior to the effective date of the Change of Control, are members of the Board of CANADA (the “Incumbent Board”), (i) cease for any reason (including, without limitation, any increase or decrease in the size of the Board) to constitute at least a majority of the members of the Board, or (ii) following a Merger (as hereinafter defined), do not constitute at least a majority of the Board of Directors or its equivalent of (x) the surviving corporation, if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the surviving corporation is not Beneficially Owned, directly or indirectly by a parent corporation, or (y) if there is one or more parent corporations, the ultimate parent corporation; provided, however, that if the election, or nomination for election by CANADA’s common shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of CANADA (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii) The consummation of:

(A) A merger, consolidation, reorganization or joint venture with or into CANADA or a direct or indirect subsidiary of CANADA or in which securities of CANADA are issued (a “Merger”), and immediately after which the BUYER no longer holds at least fifty percent (50%) of the outstanding Common Shares and the combined voting power of CANADA;

(B) A complete liquidation or dissolution of CANADA; or

(C) The sale or other disposition of all or substantially all the assets of CANADA and its subsidiaries taken as a whole to any Person or group of Persons in a single transaction or series of transactions.

For purposes of the definition of Change of Control, CANADA means CANADA and any successor and assign of CANADA.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because (1) BUYER transfers up to fifty percent (50%) of the Common Shares prior to the Qualifying Transaction, (2) BUYER transfers Common Shares in connection with, or no longer holds at least fifty percent (50%) of the Common Shares as a result of, the closing of a Qualifying Transaction, or (3) any Person acquired Beneficial Ownership of more than the permitted amount of the then outstanding Common Shares or Voting Securities as a result of the acquisition of Common Shares or Voting Securities by CANADA which, by reducing the number of Common Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the subject Persons; provided, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Common Shares or Voting Securities by CANADA, and after such share acquisition by CANADA, the subject Person becomes the Beneficial Owner of any additional Common Shares or Voting Securities which increases the percentage of the then outstanding Common Shares or Voting Securities Beneficially Owned by the subject Person, then a Change of Contro1 shall occur.

“Closing” has the meaning set forth in Section 1.6.

“Closing Date” has the meaning set forth in Section 1.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution Agreement” has the meaning set forth in Section 1.7(a)(iv).

“Expiration Date” has the meaning set forth in Section 2.

“Financial Statement” has the meaning set forth in Section 2.4.

“Governmental Authority” means any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, or any public, private or industry regulatory authority, whether national, federal, state, local or otherwise.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Indemnified Party” has the meaning set forth in Section 7.3.

“IP Transfer Documents” has the meaning set forth in Section l.7(a)(iv).

“Knowledge,” knowledge,” “the best knowledge of,” “known to” or words of similar import used herein with respect to CANADA or SELLER shall mean the actual knowledge of CANADA or SELLER and with respect to BUYER shall mean the actual knowledge of BUYER. With regard to CANADA or SELLER, “actual knowledge” shall mean the actual knowledge of the current Chief Executive Officer and Chief Financial Officer of SELLER.

“Laws” has the meaning set forth in Section 2.13.

“Material Adverse Effect” means, with respect to any Person, any event or occurrence which would have a material adverse effect on such Person’s business, condition (financial or other), properties, business prospects or financial results.

“Material Contract” means any lease, instrument, agreement, license or permit or any other material agreement to which CANADA is a party or by which its properties are bound.

“MIT License” shall mean the current License Agreement between SELLER and Massachusetts Institute of Technology dated October 24, 1997, as amended.

“MIT License Transfer Documents” has the meaning set forth in Section 1.7(a)(iv)

“Net Sales” shall mean gross royalties received on the Patents and gross sales invoiced from the sale of Product, less: (a) refunds for rejected or returned Product; (b) normal discounts, rebates or trade allowances directly related to the sale of Product; (c) cost of transportation and delivery included as such on invoices; (d) sales taxes, duties and other government charges paid for and separately identified on the invoice; and (e) uncollected gross sales reduced by items, (a), (b), (c) and (d) of this definition as they pertain to such uncollected gross sales. For purposes of this Section “uncollected gross sales” shall be those sales written off by the seller as uncollectible under the seller’s regular accounting practices, reduced by the amount of any subsequent bad debt recovery payment from the customer.

“Patents” means those patents set forth in Exhibit B of the Contribution Agreement of even date between SELLER and CANADA.

“Patent License Agreement” has the meaning set forth in Section l ..7(a)(viii).

“Person” means any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Product” or “Products” means any device that has been developed or is under development by SELLER, BUYER or CANADA prior to the date of this Agreement and any product that is developed following this Agreement by BUYER or CANADA, which utilizes the Adaptive Phased Array technology.

“Purchase Price” has the meaning set forth in Section 1.2.

“Qualifying Transaction” means the merger of Canada into a Capital Pool Company (creating “NewCo”) listed on the Venture Exchange of the Toronto Stock Exchange (“TSX’’) simultaneously funded by a private placement of the shares of NewCo under terms approved by the TSX.

“Regulatory Approval” has the meaning set forth in Section l.7(a)(iv)(4).

“Regulatory Approval Transfer Documents” has the meaning set forth in Section 1.7(a)(iv)(4).

“Returns” has the meaning set forth at the end of Section 2.14.

“Schedule” means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties and covenants.

“SELLER” has the meaning set forth in the first paragraph of this Agreement:

“SELLER’s Business” has the meaning set forth in Section 9.1.

“SELLER’s Closing Documents” has the meaning set forth in Section I .7(a).

“Statutory Liens” has the meaning set forth in Section 4.2(e).

“Stock Pledge Agreement” has the meaning set forth in Section l .7(a)(vi).

“Tax” or “Taxes” means any amount imposed, assessed or collected by or under the authority of any governmental body including all income, franchise, capital, sales, use, gross receipts, licenses, goods and services, real property, tangible personal property, intangible personal property, machinery and tools, business and excise duties, withholding, payroll, employer health tax, and statutory pension and employment taxes.

1.	SALE AND TRANSFER OF STOCK; CLOSING

1.1 Purchase of the Shares. Subject to the terms and conditions of this Agreement, at Closing, SELLER will sell and transfer the Shares to BUYER, and BUYER will purchase the Shares from the SELLER.

1.2 Pu rchase Price. The purchase price (the “Purchase Price”) for the Shares will be TWENTY MILLION DOLLARS (US) ($20,000,000).

1.3 Payment of the Purchase Price. The Purchase Price will be paid to SELLER as follows:

(a) A royalty of 5% of the Net Sales of CANADA and its Affiliates shall be paid by CANADA to SELLER, and CANADA hereby agrees to pay such royalty to SELLER, under the terms of Section 1.4 until the cumulative amount of $18,500,000 (US) shall have been paid to SELLER by CANADA, at which point the royalty shall be fully paid and shall terminate with no further action by the parties; provided, that any and all successors and assigns of CANADA or its Affiliates and/or any successor owner of the rights to the MIT License and the assets transferred by the IP Transfer Documents shall be obligated hereby to pay a royalty of 5% of Net Sales until the aggregate cumulative amount of $18,500,000 (US) shall have been paid to SELLER by CANADA and any successors and assigns of CANADA, its Affiliates and/or the Assets; and

(b) $1.5 Million (US) shall be paid by BUYER to SELLER and BUYER hereby agrees to pay such amount to SELLER, pursuant to the terms of the Secured Promissory Note attached as Exhibit 1.3 (the “Note”), which shall be secured pursuant to the terms of the Stock Pledge Agreement; provided, however, that upon any Change of Control of CANADA that occurs prior to full payment of all outstanding principal under the Note, then all outstanding principal and any interest then accrued and unpaid shall become immediately due and payable by BUYER to SELLER.

1.4 Payment of Royalty.

(a) CANADA shall report NET SALES on a calendar quarterly basis to SELLER. Reports shall be provided within thirty (30) days of the end of each quarter, together with payment for royalties accrued and payable for the quarter. The royalty report will be developed to the reasonable satisfaction of both parties to provide sufficient detail to determine compliance with this Agreement, including accounting information on sales of PRODUCT on an item by item gross sales basis and the detail of deductions from gross sales for each PRODUCT item to calculate NET SALES for each PRODUCT item.

(b) AUDIT RIGHTS – CANADA shall keep books and records in sufficient detail to permit SELLER to verify items including, but not limited to, Net Sales. SELLER shall have the right, at its expense and upon reasonable notice and during normal business hours, but in no event more frequently than twice during any twelve (12) month period or more than two (2) years after the close of any CANADA fiscal year, to audit, or have audited by a Certified Public Accountant, the relevant books and accounts of CANADA to verify the accuracy of the Net Sales. In the event such audit reveals that CANADA has underpaid the aggregate royalty payments under Section l.3(a) due as of the date of such audit by more than two percent (2%), CANADA, in addition to paying or reimbursing any additional amounts due, shall pay the reasonable costs associated with such audit. The parties shall maintain the results of any such audit in confidence. Any royalties due from CANADA to SELLER as the result of an audit shall be paid within 30 days of the conclusion of the audit and bear interest at the rate of 1% per month from the date such royalties should have been paid until the date such royalties are actually paid.

1.5 Royalty Payments of Successors and Assigns. Section l.3(a) and 1.4 shall apply to any and all successors and assigns of CANADA and/or any successor owner of all the Assets or the rights to the MIT License and the assets transferred by the IP Transfer Documents in the same manner and to the same extent as such sections apply to CANADA and prior to any assignment, sale, transfer, lease or other disposition of the Assets or the rights to the MIT License and the assets transferred by the IP Transfer Documents to a third party, whether by sale, merger or otherwise, CANADA shall obtain a written acknowledgment that under this Agreement such third party is obligated to make the royalty payments provided for in Section l .3(a) above and to comply with Section 1.4.

1.6 Closing. The purchase and sale of the Shares (the “Closing”) provided for in this Agreement shall take place on January 16, 2006, or such other date as the parties shall mutually determine (the “Closing Date”), but no later than June 30, 2006.

1.7 Closing Obligations. At the Closing:

(a) SELLER shall deliver or cause to be delivered to BUYER the following (“SELLER’S Closing Documents”):

(i) stock certificates representing all of the Shares duly endorsed (or accompanied by duly executed stock powers) for transfer to BUYER;

(ii) a certificate executed by SELLER to the effect that (A) except as otherwise stated in such certificate, SELLER’ s representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date; and (B) SELLER has performed and complied with all covenants and conditions required to be performed or complied ·with by the SELLER prior to or at the Closing;

(iii) a Good Standing Certificate of CANADA as of a recent date from the Corporate Charter Department of the Province of Ontario, CANADA and from all states in which CANADA has registered to do business;

(iv) a certified copy of (1) the Contribution Agreement made by and between SELLER and CANADA dated as of January 16, 2006, relating to the contribution by SELLER to CANADA of those assets described in Schedule 1.7(a)(iv)(l) (the “Contribution Agreement”), (2) the documentation evidencing the assignment of the MIT License (the “MIT Transfer Documents”), (3) the documentation evidencing the assignment of the patents, patent rights and trademarks described in Schedule 1.7(a)(iv)(3) (the “IP Transfer Documents”), and (4) the documentation evidencing the assignment of all regulatory approval (the “Regulatory Approval”) held by SELLER set forth in Schedule 1.7(a)(iv)(4) (the “Regulatory Approval Transfer Documents,” and collectively with the Contribution Agreement, the MIT Transfer Documents and the IP Transfer Documents, the “Canada Asset Transfer Documents”);

(v) a certificate executed by SELLER to the effect that the MIT License, the Regulatory Approval and the assets described in Schedules 1.7(a)(iv)(l) and (3) (collectively, the “Assets”) have been duly assigned to CANADA;

(vi) the Stock Pledge Agreement executed by SELLER substantially in the form provided in Exhibit 1.7(a)(vi) hereto (the “Stock Pledge Agreement”);

(vii) a certified copy of the Transition Services Agreement made by and between SELLER and CANADA of even date herewith;

(viii) a certified copy of the Patent License Agreement made by and between SELLER and CANADA of even date herewith;

(ix) a Separation Agreement and General Release in the form attached hereto as Exhibit 1.7(a)(ix) (the “Separation Agreement” ), executed by SELLER; and

(x) a Consulting Agreement in the form attached hereto as Exhibit l.7(a)(x) (the “Consulting Agreement”), executed by SELLER.

(b) BUYER shall deliver or cause to be delivered to SELLER the following (“BUYER’S Closing Documents”):

(i) a certificate executed by BUYER to the effect that (A) except as otherwise stated in such certificate, BUYER’s representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date; and (B) BUYER has performed and complied with all covenants and conditions required to be performed or complied with by it prior to or at the Closing;

(ii) the Note, executed by BUYER;

(iii) the Stock Pledge Agreement executed by BUYER accompanied by certificates for shares pledged under said agreement and stock powers relating to such shares endorsed in blank;

(iv) [INTENTIONALLY DELETED];

(v) the Separation Agreement, executed by Buyer;

(vi) the Consulting Agreement, executed by Buyer; and

(vii) a letter from John Mon resigning from his position with the SELLER.

(c) CANADA shall deliver or cause to be delivered to SELLER the following (“CANADA’S Closing Documents”):

(i) a certificate executed by CANADA to the effect that (A) except as otherwise stated in such certificate, CANADA’s representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date; and (B) CANADA has performed and complied with all covenants and conditions required to be performed or complied with by it prior to or at the Closing; and

(ii) a certificate of an officer of CANADA dated as of the Closing Date certifying that attached thereto is a true and complete copy of the resolutions duly adopted by the board of directors of CANADA authorizing the execution, delivery and performance of this Agreement and the other agreements executed by CANADA in connection herewith and that such resolutions have not been modified, rescinded or amended and are in full force and effect.

(d) BUYER, CANADA, and SELLER shall each also deliver such other documents, instruments, certificates, and opinions as may be required by this Agreement or as otherwise necessary to consummate the transactions contemplated hereby.

2.	REPRESENTATIONS AND WARRANTIES OF SELLER

The SELLER represents and warrants to BUYER that all of the following representations and warranties in this Section 2 are true and correct at the date of this Agreement and shall be true and correct at the time of the Closing Date, and that such representations and warranties shall survive the· Closing Date for a period of twelve (12) months (the last day of such period being the “Expiration Date”), except that the representations and warranties set forth in Sections 2.14 hereof shall survive until such time as the statute of limitations period has run for all tax periods ended on or prior to the Closing Date, which shall be deemed to be the Expiration Date for Sections 2.14.

2.1 Due Organization and Qualification. CANADA is a corporation duly incorporated, validly existing and in good standing under the laws of Ontario, Canada, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities in the places and in the manner as now conducted. True, complete and correct copies of the Articles of Incorporation and By-laws, each as amended, of CANADA (the “CANADA Charter Documents”) will be delivered to BUYER pursuant to Section 6.4 hereof. The minute books and stock records of CANADA, as heretofore made available to BUYER, are correct and complete in all material respects.

2.2 SELLER’s Title; Authority Relative to Agreement, Etc. SELLER represents and warrants that all of the Shares are free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. There are no agreements (oral or written) to which the SELLER is a party involving the voting or sale of any of the Shares. The SELLER has the full legal right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of the SELLER, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor’s rights generally, and except insofar as the availability of equitable remedies may be limited by applicable law. SELLER does not have, or hereby waives, any preemptive or other right to acquire shares of CANADA capital stock that the SELLER has or may have had, subject to any and all rights provided in the Stock Pledge Agreement.

2.3 Capital Stock and Capital Structure of CANADA. The authorized capital stock of CANADA is as set forth in Schedule 2.3. All of the issued and outstanding shares of capital stock of CANADA are owned by SELLER. All of the issued and outstanding shares of CANADA capital stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the shares of CANADA capital stock were issued in violation of the preemptive rights of any past or present stockholders. CANADA does not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock, nor does it have outstanding any rights or options to subscribe for or to purchase any capital stock or any capital stock or securities convertible into or exchangeable for any capital stock. Except as disclosed on Schedule 2.3, CANADA is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. CANADA has no shares of capital stock held as treasury shares. There are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the capital stock of CANADA. There are no agreements, commitments, restrictions or arrangements relating to ownership (including, without limitation, repurchase or redemption), voting or receipt of dividends or distributions in respect of any shares of CANADA capital stock.

2.4 Financial Statements. The SELLER has delivered to BUYER copies of the following financial statements: unaudited internally prepared balance sheet of CANADA at January 16, 2006 (the “Financial Statement”). The Financial Statement has been prepared by SELLER. The Financial Statement is consistent with the books and records of CANADA (which, in tum, are accurate and complete in all material respects) and fairly presents CANADA’s financial condition, assets and liabilities.

2.5 No Breach; Consents. Except as set forth in Schedule 2.5 attached hereto, the negotiation, execution, delivery and performance of this Agreement by the SELLER and the consummation of the transactions contemplated hereby (a) do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of any lien, security interest, charge, encumbrance or other restriction upon the assets of CANADA under or require any authorization, consent, approval, exemption or other action by or notice to any third party under the provisions of the Articles of Incorporation or by-laws of CANADA or any license, indenture, mortgage, lease, loan agreement or other agreement (oral or written) or instrument to which CANADA is a party or under which its properties are bound or to which SELLER is a party and (b) to SELLER’s Knowledge, does not require any authorization, consent, approval, exemption or other action by or notice to any court or governmental body under any law, statute, rule, regulation or decree to which either SELLER or CANADA is subject.

2.6 Liabilities and Obligations. The Financial Statement accurately reflects as of the Balance Sheet Date all liabilities of CANADA. Schedule 2.6 lists, as of the Balance Sheet Date, all loan agreements, indemnity or guaranty agreements, bonds, mortgages, liens, pledges or other security agreements to which CANADA is a party. Except as set forth on Schedule 2.6, since the Balance Sheet Date, CANADA has not incurred any material liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise. The SELLER has also set forth on Schedule 2.6, in the case of those contingent liabilities related to pending litigation, or other liabilities which are not fixed or are being contested, the following information:

(a) a summary description of the liability, together with: (i) copies of all relevant documentation relating thereto; (ii) amounts claimed and any other action or relief sought; and (iii) name of claimant and all other parties to the claim, suit or proceeding;

(b) the name of each court or agency before which such claim, suit or proceeding is pending;

(c) the date such claim, suit or proceeding was instituted; and

(d) a good faith and reasonable estimate of the maximum amount, if any, which is likely to become payable with respect to each such liability. If no estimate is provided, the estimate shall for purposes of this Agreement be deemed to be zero.

2.7 No Material Adverse Change. Since the Balance Sheet Date there has been no material adverse change in the financial condition, properties, operating results, relations with suppliers, customer relations or business prospects of CANADA.

2”.8 Personal Property. Schedule 2.8 lists all personal property which is included in “depreciable plant, property and equipment” (or similarly named line item) on the Financial Statement.

2.9 Intangible Property. Schedule 2.9 lists (I ) all currently effective trademark registrations owned by CANADA and the jurisdiction in or by which such trademark registrations have been registered, filed or issued, all currently effective trademark registrations owned by CANADA and the jurisdiction in or by which such trademark registrations have been registered, filed or issued, (2) all patents and patent applications owned by CANADA and the jurisdiction in or by which such patents or patent applications have been, filed or issued, (3) licenses granted to or by CANADA pursuant to written agreements pertaining to patents, patent applications, proprietary technology, inventions, trademarks, service marks, trade names and copyrights, (4) all trade names owned or used by CANADA, (5) all material contracts, agreements or understandings to which CANADA is a party, (6) all material contracts, agreements or understandings pursuant to which CANADA has authorized any person to use or, to the Knowledge of SELLER, any person has the right to use, in any business or commercial activity, any of the items listed in clauses (1), (2) and (3) above, and (7) all other Intellectual Property owned by CANADA. CANADA has not received and, to the Knowledge of SELLER, is not the subject of any claim alleging that CANADA has infringed upon or otherwise violated the intellectual property rights of third parties. To the Knowledge of SELLER, no third party is infringing upon or otherwise violating the intellectual property rights of CANADA.

2.10 Insurance. Sched ule 2.10 lists all policies of life, fire, worker’s compensation, general liability, and other forms of insurance owned or maintained by CANADA (including applicable premiums and deductible amounts as to which CANADA self-insures). Such policies are in full force and effect and to SELLER’S Knowledge, CANADA is not in default under any of them.

2.11 Compensation; Employment Agreements; Organized Labor Matters. CANADA has had no employees in the course of its existence.

2.12 Leases. Schedule 2.12 lists all leases to which CANADA is a party, and all such leases are fully paid to the current date and have no charges or assessments now due or becoming due that relate to periods prior to the Balance Sheet Date. SELLER has delivered to Buyer copies of all leases included on Schedule 2.12

2.13 Conformity with Law; Litigation. Except as set forth on Schedule 2.13, CANADA has complied with all laws, rules, regulations, writs, injunctions, decrees, and orders applicable to it or to the operation of its Business (collectively, “Laws”), except where failure to comply would not have a Material Adverse Effect, and has not received any notice of any alleged claim or threatened claim, violation of, liability or potential responsibility under, any such Law which has not heretofore been cured and for which there is no remaining liability.

Except to the extent set forth on Sched ule 2.6 (which shall disclose the parties to, nature of, and relief sought for each matter to be disclosed on Schedule 2.6):

(a) There is no suit, action, proceeding, claim, order or, to CANADA’s knowledge, investigation pending or, to CANADA’s knowledge, threatened, against either CANADA or any of the officers, directors or employees of CANADA with respect to its business or proposed business activities or to which CANADA is otherwise a party before any court, or before any Governmental Authority (collectively, “Claims”); nor, to CANADA’s Knowledge, is there any basis for any such Claims.

(b) CANADA is not subject to any judgment, order or decree of any court or Governmental Authority. CANADA is not engaged in any legal action to recover monies due it or for damages sustained by it.

Schedule 2.13 lists all closed litigation matters to which CANADA was a party preceding the Closing, the date such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

2.14 Taxes. Except as set forth on Schedule 2.14, all Tax returns (“Returns”) required to have been filed by or with respect to CANADA have been duly filed, and each such Return correctly and completely reflects the Tax liability and all other information required to be reported thereon. All Taxes with respect to items or periods covered by all such Returns (whether or not shown on any Return) owed by CANADA have been paid.

2.15 No Violations. CANADA is not in violation of any CANADA Charter Document nor is CANADA in default under any Material Contract; and, except as set forth on Schedule 2.15, the execution of this Agreement and the performance by SELLER of their obligations hereunder and the consummation by the SELLER of the transactions contemplated hereby will not (i) result in any violation or breach of, or constitute a default under, any of the terms or provisions of the Material Contracts or CANADA Charter Documents, or (ii) to SELLER’S Knowledge, require the consent, approval, waiver of any acceleration, termination or other right or remedy or action of or by, or make any filing with or give any notice to, any other party. Except as set forth on Schedule 2.15, none of the Material Contracts requires notice to, or consent or approval of, any Governmental Authority or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any material right or benefit.

2.16 Government Contracts. Except as set forth on Schedule 2.16, CANADA is not a party to any governmental contract subject to pnce redetermination or renegotiation.

2.17 Deposit Accounts; Powers of Attorney. Schedule 2.17 lists, as of the date of this Agreement:

(a) the name of each :financial institution m which CANADA has accounts or safe deposit boxes;

(b) the names in which the accounts or boxes are held;

(c) the type of account and account number; and

(d) the name of each person authorized to draw thereon or have access thereto.

Schedule 2.17 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from CANADA and a description of the terms of such power of attorney.

2.18 Relations with Governments. CANADA has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause CANADA to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

2.19 Prohibited Activities. Except as set forth on Schedule 2.19, CANADA has not, between the Balance Sheet Date and the Closing Date hereof, taken any of the actions set forth in Section 4.2.

2.20 Disclosure. None of the representations and warranties of SELLER set forth in this Agreement or in any of the certificates, schedules, exhibits, lists, documents, exhibits, or other instruments delivered, or to be delivered, by SELLER to BUYER as contemplated by any provision hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

3.	REPRESENTATIONS OF BUYER

BUYER represents and warrants to SELLER that all of the following representations and warranties in this Section 3 are true and correct at the date of this Agreement and shall be true and correct on the Closing Date, and that such representations and warranties shall survive the Closing Date for a period of twelve (12) months.

3.1 Authorization. BUYER has the authority to execute and deliver this Agreement and to bind BUYER to perform its obligations hereunder. The execution and delivery of this Agreement by BUYER and the performance by BUYER of its obligations under this Agreement and the consummation by BUYER of the transactions contemplated hereby have been, or will have been on or before the date of the Closing, duly authorized in accordance with applicable law. This Agreement constitutes the valid and binding obligation of BUYER, enforceable in accordance with its terms.

3.2 Transaction Not a Breach. Neither the execution and delivery of this Agreement by BUYER nor its performance will violate, conflict with, or result in a breach of any provision of any Law, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or any Governmental Authority binding on BUYER or conflict with or result in the breach of any of the terms, conditions or provisions of any contract, agreement, mortgage or other instrument or obligation of any nature to which BUYER is a party or by which BUYER is bound.

3.3 Misrepresentation. None of the representations and warranties set forth in this Agreement or in any of the certificates, schedules, exhibits, lists, documents, exhibits, or other instruments delivered, or to be delivered, by BUYER to SELLER as contemplated by any provision hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

3.4 Legal and Governmental Proceedings and Judgments. There is no legal action, proceeding or investigation pending or, to the Knowledge of BUYER, threatened against BUYER, nor is there any judgment outstanding against BUYER or to or by which BUYER is subject or bound that would have a Material Adverse Affect on the ability of BUYER to consummate any of the transactions contemplated hereby.

3.5 Acquisition for Own Account. BUYER is acquiring the Shares for BUYER’S own account for investment only, and not with a view towards their distribution, except to the extent that a distribution would be permitted under applicable securities laws.

3.6 BUYER’S Knowledge. BUYER has no Knowledge that any representation or warranty of CANADA or SELLER set forth in Section 2 is materially untrue.

3.7 BUYER’S Financial Resources. BUYER has the necessary financial resources to make payments under the Note as they become due and his aggregate net worth exceeds the principal amount of the Note.

3A.	REPRESENTATIONS OF CANADA

3A. l Authorization. CANADA has the authority to execute and deliver this Agreement and to bind CANADA to perform its obligations hereunder. The execution and delivery of this Agreement by CANADA and the performance by CANADA of its obligations under this Agreement and the consummation by CANADA of the transactions contemplated hereby have been, or will have been on or before the date of the Closing, duly authorized in accordance with applicable law. This Agreement constitutes the valid and binding obligation of CANADA, enforceable in accordance with its terms.

3A.2 Transaction Not a Breach. Neither the execution and delivery of this Agreement by CANADA nor its performance will violate, conflict with, or result in a breach of any provision of any Law, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or any Governmental Authority binding on CANADA or conflict with or result in the breach of any of the terms, conditions or provisions· of any contract, agreement, mortgage or other instrument or obligation of any nature to which CANADA is a party or by which CANADA is bound.

3A.3 Misrepresentation: None of the representations and warranties set forth in this Agreement or in any of the certificates, schedules, exhibits, lists, documents, exhibits, or other instruments delivered, or to be delivered, by CANADA to SELLER as contemplated by any provision hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

4.	COVENANTS PRIOR TO CLOSING

4.1 Conduct of Business Pending Closing. Between the date of this Agreement and the Closing Date, SELLER will cause CANADA to:

(a) carry on its business in the ordinary course substantially as conducted heretofore and not introduce any new method of management, operation or accounting;

(b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

(c) perform in all material respects its obligations under agreements relating to or affecting its assets, properties or rights;

(d) keep in full force and effect present msurance policies or other comparable insurance coverage;

(e) maintain and preserve its business organization intact and use its best efforts to retain relationships with suppliers, customers and others having business relations with CANADA;

(f) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar Governmental Authorities; and

(g) maintain present debt and lease instruments in accordance with their respective terms and not enter into new or amended debt or lease instruments, provided that debt and/or lease instruments may be replaced if such replacement instruments are on terms at least as favorable to CANADA as the instruments being replaced.

4.2 Prohibited Activities. Except as specifically contemplated hereby, between the date hereof and the Closing Date, SELLER will cause CANADA to refrain from taking any of the following actions or engaging in any of the following without the prior written consent of BUYER:

(a) making any change in its Certificate or Articles of Incorporation or By-laws;

(b) granting or issuing any securities, options, warrants, calls, conversion rights or commitments of any kind relating to its securities of any kind;

(c) declaring or paying any dividend, or making any distribution in respect of its stock whether now or hereafter outstanding, or purchasing, redeeming or otherwise acquiring for value any shares of its stock;

(d) entering into any contract or commitment or incurring or agreeing to incur any liability or make any capital expenditure, except if it is in the ordinary course of business (consistent with past practice);

(e) creating, assuming or permitting to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (1) liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which adequate reserves have been established and are being maintained) or (2) materialmen ‘s, mechanics’, workers’, repairmen’s, employees’ or other like liens arising in the ordinary course of business (the liens set forth in clause (2) being referred to herein as “Statutory Liens”), or (3) liens set forth on Schedule 2.6 hereto;

(f) selling, assigning, leasing or otherwise transferring or disposing of any property or equipment except in the ordinary course of business;

(g) negotiating for the acquisition of any business or the start-up of any new business;

(h) merging or consolidating or agreeing to merge or consolidate with or into any other corporation;

(i) waiving any material right or claim of CANADA;

(j) committing a material breach, materially amending or terminating any Material Contract;

(k) entering into any other transaction outside the ordinary course of its business or prohibited hereunder; or

(1) except in the ordinary course of business or as required by Law or contractual obligations, CANADA will not (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of the employees engaged in CANADA’s business, (ii) pay or agree to pay any additional pension, retirement allowance or other employee benefit to any such employee, whether past or present, (iii) enter into any new employment, severance, consulting, or other compensation agreement with any existing employee engaged in CANADA’s business, or (iv) amend or enter into a new benefit plan (except as required by Law and except for transactions relating to the spin-off of a portion of BUYER to form a new profit sharing plan) or amend or enter into a new collective bargaining agreement.

4.4 Notification of Certain Matters. The SELLER shall give prompt notice to BUYER of (a) the occurrence or non-occurrence of any event of which the SELLER has knowledge, the occurrence or non-occurrence of which would cause any representation or warranty of the SELLER contained herein to be untrue or inaccurate in any material respect at or prior to the Closing, and (b) any material failure of the SELLER to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder. BUYER shall give prompt notice to the SELLER of (a) the occurrence or non-occurrence of any event of which BUYER has knowledge, the occurrence or non-occurrence of which would cause any representation or warranty of BUYER or SELLER contained herein to be untrue or inaccurate in any material respect at or prior to the Closing, and (b) any material failure of BUYER or SELLER to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 4.4 shall not be deemed to (a) modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to Section 4.5, (b) modify the conditions set forth in Sections 5 and 6, or (c) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

4.5 Amend ment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing Date to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. No supplement or amendment to a Schedule shall be deemed to cure any breach of any representation and warranty by either party made in this Agreement, provided that if the party to whom a supplemental or amending disclosure was made proceeds to Closing, that party shall be deemed to have waived such breach of representation and warranty and any remedies which might have been available with respect thereto.

4.6 Further Assurances. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

5.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

The obligations of the SELLER with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the conditions set forth in this Section 5. As of the Closing Date, all conditions not satisfied shall be deemed to have been waived by the SELLER unless they have objected by notifying BUYER in writing of such objection on or before the consummation of the transactions on the Closing Date, except that no such waiver shall be deemed to affect the survival of the representations and warranties of BUYER contained in Section 3 hereof.

5.1 Representations and Warranties. All representations and warranties of BUYER and CANADA contained in the Agreement shall be true and correct in all material respects as of the Closing Date; and BUYER and CANADA shall have executed and delivered to the SELLER their respective certificates dated the Closing Date to such effect.

5.2 Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with and performed by BUYER and CANADA on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date; and the BUYER and CANADA shall have executed and delivered to the SELLER their respective certificates dated the Closing Date to such effect.

5.3 No Litigation. No action or proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened to restrain or prohibit the performance of this Agreement or the consummation of the transactions contemplated herein.

5.4 BUYER’ s and CANADA’S Closing Docu ments. BUYER and CANADA shall have executed and delivered BUYER’s Closing Documents and CANADA’S Closing Documents, respectively.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of BUYER with respect to actions to be taken on the Closing Date, are subject to the satisfaction or waiver on or prior to the Closing Date, as the case may be, of all of the conditions set forth in this Section 6. As of the Closing Date all conditions not satisfied shall be deemed to have been waived by BUYER unless it has objected by notifying the SELLER in writing of such objection on or before the consummation of the transactions on the Closing Date, except that no such waiver shall be deemed to affect the survival of the representations and warranties of the SELLER contained in Section 2 hereof.

6.1 Representations and Warranties. All the representations and warranties of the SELLER contained in this Agreement shall be true and correct in all material respects as of the Closing Date; and the SELLER shall have executed and delivered to BUYER a certificate dated the Closing Date to such effect.

6.2 Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the SELLER on or before the Closing Date shall have been duly performed or complied with in all material respects on or before the Closing Date; and the SELLER shall have executed and delivered to BUYER a certificate dated the Closing Date to such effect.

6.3 No Litigation. No action or proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened to restrain or prohibit the performance of this Agreement or the consummation of the transactions contemplated herein.

6.4 Certificates. BUYER shall have received a copy of CANADA’s Articles of Incorporation, and all amendments thereto, certified by the Corporate Charter Department of Ontario, CANADA, and a copy of CANADA’s By-Laws, and all amendments thereto, certified by CANADA’s corporate secretary.

6.5 No Material Adverse Change. As of the Closing Date, no event or circumstance shall have occurred after the Balance Sheet Date with respect to CANADA which would constitute a Material Adverse Effect on CANADA, and CANADA shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of CANADA to conduct its business.

6.6. Termination of Agreements. All ex1stmg agreements between CANADA and the SELLER, and all agreements granting options to purchase shares of CANADA’a capital stock by the SELLER, shall have been terminated, canceled or otherwise released prior to or as of the Closing Date; except the agreements entered into in connection with the transactions contemplated by this Agreement.

6.7. Consents and Approvals. All necessary consents and approvals of third parties, including those listed on Schedule 2.5, shall have been obtained.

6.8. SELLER’s Closing Documents. The SELLER and CANADA shall have executed and delivered the SELLER’ s Closing Documents.

7.	INDEMNIFICATION

The SELLER, BUYER and CANADA, agree as follows:

7.1 Indemnification by SELLER. The SELLER covenants and agrees that it will indemnify, defend, protect and hold harmless BUYER and CANADA at all times, from and after the date of this Agreement until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and reasonable expenses of investigation) incurred by BUYER and/or CANADA as a result of or arising from (a) any breach of the representations and warranties of the SELLER set forth herein or on the schedules or certificates delivered in connection herewith; or (b) any breach of any agreement on the part of the SELLER under this Agreement.

7.2 Indemnification by BUYER. BUYER and CANADA covenant and agree that they will indemnify, defend, protect and hold harmless SELLER at all times from and after the date of this Agreement until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation) incurred by the SELLER as a result of or arising from (a) any breach by BUYER or CANADA of either of their representations and warranties set forth herein or on the schedules or certificates delivered in connection herewith, or (b) any breach of any agreement on the part of BUYER or CANADA under this Agreement.

7.3 Procedure. A party required under this Section 7 to furnish indemnity (the “Indemnifying Party”) shall satisfy its obligation of indemnification under this

Section 7 within forty-five (45) days after written notice thereof from any person entitled to such indemnity hereunder (the “Indemnified Party”) to the Indemnifying Party.

(a) As soon as practicable after obtaining knowledge thereof, any Indemnified Party shall notify the Indemnifying Party of any claim, assessment or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. A failure to give such notice shall not negate a right to indemnification hereunder; provided, however, that the Indemnified Party shall bear any amount of Loss resulting directly from a failure to give a timely notice.

(b) If such claim, assessment or demand relates to a claim, assessment or demand asserted by a third party (including without limitation any governmental agency or body) against the Indemnified Party and if the Indemnifying Party acknowledges its obligations to indemnify and hold harmless under this Section 7, the Indemnifying Party shall have the right to employ such counsel as is reasonably acceptable to the Indemnified Party to defend any such claim, assessment or demand asserted against the Indemnified Party.

(c) The Indemnified Party shall have the right to participate in the defense of any said claim, assessment or demand at its own cost and expense, provided that unless the Indemnified Party bears a greater risk of loss than the Indemnifying Party, the Indemnifying Party shall control the defense of said claim, assessment or demand. So long as the Indemnifying Party is defending in good faith any such claim, assessment or demand, (i) the Indemnified Party shall not settle such claim, assessment or demand and (ii) any settlement of such claim, assessment or demand made without the consent of the Indemnifying Party shall not be subject to indemnity under this Section 7.

(d) The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required for use in contesting any claim, assessment or demand asserted ·by a third party against any Indemnified Party. Whether or not the Indemnifying Party so elects to defend any such claim, assessment or demand, the Indemnified Party shall not have any obligation to do so and the Indemnified Party shall not waive any rights it may have against the Indemnifying Party under this Section 7 with respect to any such claim, assessment or demand by electing or failing to elect to defend any such claim, assessment or demand, provided that the Indemnified Party against which a claim, assessment or demand is asserted in the first instance shall file in a timely manner any answer or pleading with respect to a suit or proceeding in such action as is necessary to avoid default or other adverse results.

7.4 Limits on Indemnification.

(a) The indemnification provided in this Section 7 shall constitute the exclusive remedy for breach of representation and warranties in this Agreement, regardless of whether any claims or causes of action asserted with respect to such matters are brought in contract, tort or any other legal theory whatsoever; provided, however, that only in the case of fraud, the indemnification provisions in this Section 7 are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have for breach of any representation or warranty. The maximum aggregate indemnification liability of SELLER shall be equal to 50% of the aggregate amount of all payments actually received by SELLER pursuant to Section 1.3 of this Agreement as of the time such Indemnified Party has the right to be indemnified.

(b) Notwithstanding any other provisions of this Agreement, no party shall be liable under this Section 7 for an amount to the extent, if any, that any damages giving rise to such amount results from a failure on the part of the Indemnified Party to exercise good faith in not jeopardizing or prejudicing the interests of the Indemnifying Party.

(c) No Indemnified Party shall seek or be entitled to incidental, indirect or consequential damages or damages for lost profits in any claim for indemnification under this Section 7, nor shall it accept payment of any award or judgment for such indemnification to the extent that such award or judgment includes such party’s incidental, indirect or consequential damages or damages for lost profits.

(d) All damages to which an Indemnified Party may be entitled pursuant to the provisions of this Section 7 shall be net of any insurance coverage with respect thereto and any tax benefits realizable by the Indemnified Party.

(e) The Indemnifying Party shall not be required to make any indemnification payment pursuant to this Section 7 until such time as the total amount of all damages that have been directly or indirectly suffered or incurred by an Indemnified Party, or to which an indemnified party has or have otherwise become subject, exceeds $50,000. If the total amount of such damages exceeds $50,000, the Indemnified Party shall be entitled to be indemnified against and compensated and reimbursed for the amount of such Damages exceeding $50,000.

8.	TERMINATION OF AGREEMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

(a) by mutual consent of BUYER, CANADA and SELLER;

(b) by the SELLER on the one hand, or by BUYER, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date.

(c) by BUYER in the event of the death or disability of BUYER prior to the Closing Date.

8.2 Liabilities in Event of Termination. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, including, but not limited to, legal and audit costs and out of pocket expenses.

9.	COVENANT NOT TO COMPETE AND NON-SOLICITATION AGREEMENT

9.1 Covenant Not to Compete. For a period of two (2) years from the date of Closing, BUYER agrees that it shall not and it shall not allow or cause CANADA to in any manner directly or indirectly, enter into the development of or develop pharmaceutical products (the “SELLER’S Business”) or own, manage, operate, control or have any proprietary interest in any corporation, partnership, joint venture, other entity or individual engaged in the SELLER’S Business; provided, however, that BUYER shall not be prevented from providing heat activation devices to companies engaged in the SELLER’s Business or engaging in working relationships with such companies for the purpose of developing or providing heat activation devices. Nothing contained herein shall be construed as preventing SELLER from owning less than 5% of the common stock of any publicly traded corporation. In the event that any court shall finally hold that any provision stated in this Section 9.1 constitutes an unreasonable restriction upon SELLER, the parties hereby expressly agree that the provisions of this Section 9.1 shall not be rendered void but shall apply as to time and territory or to such other extent as such court may judiciously determine or indicate constitutes a reasonable restriction under the circumstances involved. It is further understood and agreed that the remedy of law in the event of a breach of this Section 9.1 is not adequate, and SELLER shall be entitled, in the event of such a breach by BUYER to an injunction and other equitable remedies as a matter of right. In the event that any provision of this Section 9.1 is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise its discretion in reforming such provision to the end that BUYER shall be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable by SELLER.

9.2 Non-Solicitation Agreement.

(a) For a period of two (2) years from the date of Closing, SELLER shall not directly or indirectly solicit or induce, or attempt to solicit or induce, any person employed by CANADA and any of its subsidiaries and divisions to leave CANADA and any of its subsidiaries and divisions for any reason whatsoever or hire any person employed by CANADA.

(b) For a period of two (2) years from the date of Closing, BUYER shall not, through CANADA or otherwise, directly or indirectly solicit or induce, or attempt to solicit or induce, any person employed by SELLER and any of its subsidiaries and divisions to leave SELLER and any of its subsidiaries and divisions for any reason whatsoever or hire any person employed by SELLER.

10.	GENERAL

10.1 Cooperation. SELLER and BUYER shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. SELLER will cooperate and use its reasonable efforts to have the present officers, directors and employees of CANADA cooperate with BUYER on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all.periods prior to the Closing Date.

10.2 Successors and Assigns. Except with regard to the obligations of successors and assigns as provided in Sections 1.3(a), 1.4 and 1.5 hereof, this Agreement and the rights of the parties hereunder may not be assigned (including by operation of law) without the consent of the other party and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of SELLER and CANADA, and the heirs and legal representatives of BUYER.

10.3 Entire Agreement. This Agreement (including the Schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the SELLER and BUYER and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the SELLER and BUYER.

10.4 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Signatures may be exchanged by telecopy, and each party agrees that it will be bound by its telecopied signature and that it accepts the telecopied signatures of the other parties to this Agreement.

10.5 Brokers and Agents. Each party represents and warrants that it employed no broker or agent in connection with this transaction, except as set forth in Schedule 10.5, and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnified party.

10.6 Expenses. Each party shall bear its own expenses incurred in connection with the transactions contemplated by this Agreement.

10.7 Notices. All notices or communications required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or upon receipt if sent by first class certified mail, return receipt requested or the next business day if sent by telex or telecopy (receipt confirmed and followed up by one of the other delivery methods discussed herein as well), or upon delivery if sent by express mail or overnight delivery service, in each case postage prepaid and addressed as follows:

(a)	If to BUYER:

Dr. Augustine Y. Cheung

512 Grand Cypress Ct.

Silver Spring, MD 20905

(b)	If to the SELLER:

Lawrence S. Olanoff, President

Celsion Corporation

10220 Old Columbia Road

Columbia, MD 21046

(c)	If to CANADA:

Celsion (Canada) Limited

Attention: President

10220 Old Columbia Road

Columbia, MD 21046

or to such other address or counsel as any party hereto shall specify pursuant to this Section 10 .7 from time to time.

10.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland, without reference to conflicts of laws principles.

10.9 Exercise of Rights a nd Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

10.10 Reformation and Severability. In case any prov1s10n of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

10.11 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

10.12. Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

10.13 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of BUYER, CANADA and SELLER. Any amendment or waiver effected in accordance with this Section 10.13 shall be binding upon each of the parties hereto and their successors or assigns.

{ signatures on the following page }

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BUYER:	SELLER:

CELSION CORPORATION

/S/ Augustine Y. Cheung	By:	/S/ Lawrence S. Olanoff
Augustine Y. Cheung	Lawrence S. Olanoff, President and Chief Executive Officer

CANADA:

Celsion (Canada) Limited

/S/ Augustine Y. Cheung
Augustine Y. Cheung

Stock Purchase Agreement

S-1

Exhibit 1.3

Note

Exhibit 1.7(a)(vi)

Stock Pledge Agreement

Exhibit 1.7(a)(ix)

Separation Agreement and General Release

Exhibit 1.7(a)(x)

Consulting Agreement